formerly HOLTZ RUBENSTEIN REMINICK Baker Tilly Virchow Krause, LLP 125 Baylis Road, Suite 300 Melville, NY 11747-3823 tel 631 752 7400 fax 631 752 1742 bakertilly.com

June 1, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:	Presidential Realty Corporation & CIK #0000731245

Dear Sir or Madam:

Effective as of June 1, 2013 we are the successor to Holtz Rubenstein Reminick LLP ("HRR"), which was the independent registered public accounting firm of Presidential Realty Corporation (the "Company").

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 1, 2013. We agree with the Company's statements concerning HRR and our Firm in such Form 8-K.

Sincerely,

BAKER TILLY VIRCHOW KRAUSE, LLP

An Affirmative Action Equal Opportunity Employer